Your VOTE is CRITICAL!
 By taking a moment to vote, all future mail and phone calls to you regarding this matter will be stopped!

SPECIAL MEETING OF SHAREHOLDERS - JANUARY 15, 2016
Bridgeway Large-Cap Growth Fund

Dear Shareholder:

Our records indicate that we have not yet received your vote for the upcoming shareholder meeting.  Your vote is extremely important, no matter the size.  If we don't have your vote, we'll need to continue to call and send additional letters to shareholders until the quorum is met.
Accordingly, we are asking you to please take a moment right now to submit your vote.   It's very easy to vote.
The Board of Directors recommends that you vote "FOR" the proposal.
Your vote is NEEDED no matter how many shares you own.
Voting is quick and easy. Please vote now using one of these methods	1.Call 1-855-648-2883 to speak with a Live Agent and Vote
For your convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist you in registering your vote.
2.Vote By Internet www.2voteproxy.com/AB
Please visit the website and follow the online instructions using the Control Number above. The service is available 7 days a week, 24 hours a day.
4.Vote by Touch-Tone Phone 1-800-830-3542
Please call the toll-free number and follow the recorded instructions using the Control Number above. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW

If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-855-648-2883.  In addition, all proxy materials are conveniently available online at http://www.bridgeway.com/resources/proxy450/.  We appreciate your immediate attention.

Thank you.